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                                                                   EXHIBIT 99.1

PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE
WEDNESDAY, JANUARY 29, 2003

CONTACTS:     MARGARET K. DORMAN                  FILIP FRANKENHAEUSER
              SMITH INTERNATIONAL, INC.           DYNEA INTERNATIONAL
              SR. VICE PRESIDENT AND              EXECUTIVE VICE PRESIDENT
                 CHIEF FINANCIAL OFFICER            AND CHIEF FINANCIAL OFFICER
              (281) 443-3370                      358 10 585 2011


                      M-I ANNOUNCES ACQUISITION OF DYNEA'S
                          OIL FIELD CHEMICAL OPERATIONS

     HOUSTON, Texas (January 29, 2003)... M-I today announced the acquisition of the oilfield chemical operations of Finland-based Dynea International. In connection with the transaction, M-I acquired substantially all of the net assets of Dynea's production chemical business in exchange for cash consideration of approximately Euro76 million. M-I also negotiated a long-term toll manufacturing agreement with Dynea in Lillestrom, Norway, for the supply of base chemicals used in the production chemical operations.

     The former Dynea Oil Field Chemicals, which will now be called M-I Production Chemicals, supplies customers with a range of performance products designed to meet the chemical challenges associated with the production, processing and transportation of oil and gas. The primary product offerings include corrosion inhibitors, scale inhibitors, bactericides, emulsion breakers, hydrogen sulphide scavengers, water treatment chemicals, oxygen scavengers, defoamers and wax inhibitors. The acquired operations, which operate in the North Sea, the Middle East, Asia and Americas, generated annual sales of Euro72 million for the fiscal year ended December 31, 2002.

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      "Dynea has successfully been developing its oilfield chemicals business for some 20 years. The sale to M-I is a logical step, which will both enhance the oilfield chemicals business and allow Dynea to increase focus on our core activities - adhesion and surfacing solutions," says Dynea International President and CEO Oivind Isaksen.

     M-I President and CEO Loren Carroll added, "This acquisition is a strategic extension of our engineering application and chemical technology expertise. Dynea Oil Field Chemicals is a business unit with a solid growth record and excellent people. It is a natural addition to the M-I operations and allows us to leverage M-I's vast infrastructure and research and engineering capabilities. I'm excited about the prospects to provide our clients new solutions to meet their production needs while maintaining high environmental standards."

     In addition to its oilfield chemical business, Dynea International, based in Helsinki, Finland, is one of the world's leading providers of industrial adhesive systems. In 2001, Dynea had combined revenues of approximately Euro1.0 billion. With some 55 production units in 25 countries in Europe, the Americas and Asia Pacific, Dynea has some 3,200 employees.

     Based in Houston, Texas, M-I, which is jointly owned 60 percent by Smith International, Inc. (NYSE: SII) and 40 percent by Schlumberger Limited (NYSE:SLB) is a leading supplier of drilling, reservoir drill-in and completion fluids products/systems and solids control and waste management services and equipment to the worldwide petroleum industry.

      Visit our Internet web sites at http://www.dynea.com and http://www.midf.com to learn more about our operations.